SUPPLEMENT TO PROSPECTUS

                             DATED FEBRUARY 14, 1997


                                [GRAPHIC OMITTED]


                The Date of this Supplement is February 27, 1997

Cover Page. The offering price per share is changed to $4.00 per share and the Underwriting Discount has been reduced from 7% to 6.8%. Per share and offering total changes are as follows:



                                                                                                        Proceeds to the
                                        Price to              Underwriting           Proceeds to            Selling
                                         Public               Discount (1)           Company(2)          Shareholders
-------------------------------  ----------------------- ---------------------- --------------------- -------------------
Per Share .........                      $ 4.00                  $ .272                $ 3.728              $ 3.728
-------------------------------  ----------------------- ---------------------- --------------------- -------------------
Total Minimum ...........                   $ 25,209,916            $ 1,714,274          $ 16,776,000         $ 6,719,642
Total Maximum ..........                    $ 33,613,220            $ 2,285,699          $ 22,368,000         $ 8,959,521
-------------------------------  ----------------------- ---------------------- --------------------- -------------------

(1)      The Company has agreed to indemnify  the  Underwriter  against  certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2)      Before deducting expenses payable by the Company, estimated to be $ 349,921.
                                               --------------------


"Prospectus Summary - The Offering" - footnote (b) on page 4. The Underwriter has relinquished its right to receive warrants in connection with the Offering. Footnote (b) is restated as follows:

         (b) Excludes 289,365 Common Shares issuable upon the exercise of outstanding warrants and 2,060,606 issuable upon the conversion of the Tranche A Convertible Subordinated Notes.

"Risk Factors - Future Issuance of Shares" - page 8. The fifth sentence, pertaining to the Underwriter's warrants, is deleted.

"Use of Proceeds" and "Capitalization" - pages 9 - 11. The net proceeds to be received from the sale of all of the 6,000,000 Common Shares offered by the Company will be $22,018,000. The tables in each of these sections are restated as follows to reflect the revised Public Offering Price, a modest reduction in Underwriting Discount and the elimination of the Underwriter's Warrants.

                                                  USE OF PROCEEDS


                                                           Maximum                            Minimum
                                                Approximate                        Approximate
                                                   Dollar       Approximate           Dollar    Approximate
                                                  Amount (a)     Percentage         Amount (a)   Percentage

Repay Tranche B Bridge Loan (b)                $   8,500,000        38.6%       $    8,500,000      51.7%
Repay 1993 Subordinated Notes (c)                  5,000,000        22.7%                 -0-        0.0%
Development of Properties (d)                      8,518,000        38.7%            7,926,000      48.3%
General Corporate Purposes (e)                          -0-          0.0%                - 0-        0.0%
                                                   ----------------------------- -------------------------
                                               $  22,018,000       100.0%       $   16,426,000      100.0%
(Footnotes not changed)





                                                  CAPITALIZATION



                                                            Minimum                           Maximum
                                                        November 30, 1996              November 30, 1996
                                                     (amounts in thousands)            (amounts in thousands)
                                                        Actual      As Adjusted           Actual As Adjusted
Long-term debt (less current maturities)            $  49,500     $    41,000      $   49,500    $     36,000
Stockholders' Equity:
      Preferred shares, $.01 par value,
       5,000,000  shares authorized;
      none issued or outstanding                           ---            ---             ---            ---
      Common Shares, $.01 par value,
      40,000,000 shares authorized;
      14,350,255 shares issued and
      outstanding (18,850,255 and
      20,350,255 as adjusted)(1)                          144             189            144              204
      Additional paid-in capital                       31,490          47,871         31,490           53,448
      Retained Earnings (deficit)                     (13,572)        (13,572)       (13,572)        ( 13,572)
                                                    ----------     -----------      ---------     ------------
              Total Stockholders' Equity               18,062          34,488         18,062           40,080
                                                    ----------    -----------      ----------     ------------
      Total capitalization                          $  67,562     $    75,488      $  67,562      $    76,080
                                                    ==========    ============     ==========     =============

(1) Excludes 289,365 Common Shares issuable upon the exercise of outstanding warrants and 2,060,606 issuable upon the conversion of the Tranche A. Convertible Subordinated Notes.

"Pro Forma Financial Information" - pages 12 to 18.

With respect to the Pro Forma Combined Balance Sheet as of September 30, 1996 on page 13; and the related notes on page 16, the pro forma number of shares outstanding has been changed from 17,576,061 to 17,971,500, along with the gross proceeds from the Offering and the Underwriter's commission percentage.

With respect to the Pro Forma Combined Statements of Income for the nine months ended September 30, 1996 and year ended December 31, 1995 on pages 14 and 15 and the related notes on pages 17 and 18, the pro forma additional weighted average shares outstanding in connection with the prepayment of long-term debt has been changed from 3,225,806 to 3,621,245. The pro forma combined primary loss per share in 1996 did not change, the loss in 1995 changed from $.79 to $.77 per share.


Properties - page 37. The last sentence of the first paragraph should be changed to read as follows:

Such properties account for 95% of the aggregate SEC 10 Value of its properties.

West Delta Properties - page 39. The third sentence of the fourth paragraph should be changed to read as follows:

     The Company retained a 12 1/2% overriding royalty interest in that acreage which it has elected to convert to a 15% overriding royalty interest at Payout.

This conversion election and reserve adjustments to the West Delta Properties resulted in the Proved Reserves for the West Delta Properties, on page 37, changing to 395,000 barrels of oil, 14.8 Bcf of gas and $41,586,000 of SEC 10 Value.

Proved  Reserves and Estimated  Future Net revenues from Proved  Reserves - page
41. The table should be revised as follows:

Oil and liquids (Bbls):
      Proved Developed Reserves......................     1,867,000
      Proved Undeveloped Reserves....................       372,000
              Total Proved Reserves..................     2,239,000

Natural gas (Mcf):
      Proved Developed Reserves......................    38,984,000
      Proved Undeveloped Reserves....................     2,462,000
              Total Proved Reserves..................    41,446,000

(Footnotes not changed)

The total Estimated future net revenues of Proved Developed Reserves should be $139,115,000, with an SEC 10 Value of $106,917,000. The total Estimated future net revenues of Total Proved Reserves should be $149,056,000, with an SEC 10 Value of $113,467,000. Corresponding changes should be made on pages 2, 5 and 27.

"Certain Relationships and Related Transactions" - page 54. The first paragraph is restated as follows:

      A. Theodore Stautberg, Jr., a director of the Company since 1993, is an officer, director and beneficial shareholder of Triumph Securities Corporation, which is providing certain services in connection with this Offering, and will receive a portion of the Underwriting Discount equal to eight-tenths of one percent (0.8%) of the Public Offering Price for each Common Share sold.

"Description  of Capital Shares and Other  Securities - Warrants" - pages 56 and
57. The third paragraph, regarding Underwriter's Warrants, is deleted.

"Underwriting" - pages 61 and 62. The fifth and sixth paragraphs are replaced by the following paragraph to reflect the aforementioned reduction in Underwriting Discount and the elimination of Underwriter's Warrants:

      The Company has been advised by the Underwriter that it proposes to offer the Common Shares directly to the public at the initial public offering price per share set forth on the cover page of this Prospectus ( the "Public Offering Price"). Upon the closing of the sale of any of the Common Shares, the Company will receive the net proceeds therefrom after deducting a discount equal to six and eight-tenths percent (6.8%) of the Public Offering Price for each Common Share sold. The Underwriter has agreed to pay Triumph Securities Corporation ("Triumph") in connection with services provided in connection with the Offering, an amount equal to eight tenths of one percent (0.8%) of the Public Offering Price for each Common Share sold. A. Theodore Stautberg, Jr., a director of the Company, is also an officer, director and beneficial shareholder of Triumph.

"Shares Eligible for Future Sale" - page 63. The third sentence of the first paragraph is restated as follows:

Following the consummation of the Offering, the Company will then have 17,059,444 Common Shares available for issuance at such times and upon such terms as may be approved by the Company's Board of Directors.